Exhibit 3.1.1

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

GENPREX, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

The present name of the corporation is “Genprex, Inc.” The corporation was incorporated under the name “Convergen LifeSciences, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 1, 2009. This Third Amended and Restated Certificate of Incorporation of the corporation, which both restates and further amends the provisions of the corporation’s Amended and Restated Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “General Corporation Law”) and by the written consent of the its stockholders in accordance with Section 228 of the General Corporation Law. The Amended and Restated Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of this corporation is Genprex, Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A. Authorization of Stock. The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is ten million (10,000,000) divided into (i) five million five hundred thousand (5,500,000) shares of common stock, par value $0.001 per share (“Common Stock”), divided into (A) four million five hundred thousand (4,500,000) shares of Voting Common Stock (the “Voting Common Stock”) and (B) one million (1,000,000) shares of Non-Voting Common Stock (the “Non-Voting Common Stock”), and (ii) four million five hundred thousand (4,500,000) shares of preferred stock (“Preferred Stock”), out of which there was previously designated two million (2,000,000) shares of Series A Preferred Stock (the “Series A Preferred Stock”).

B. Common Stock. The powers (including voting powers), of the shares of Common Stock, if any, and the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of Common Stock are as set forth below in this Article IV(B)

1. Dividend Rights. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock provided by or fixed pursuant to the provisions of Article IV(C) hereof, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors of the corporation (the “Board of Directors”) in its discretion shall determine.

2. Liquidation Rights. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock provided by or fixed pursuant to the provisions of Article IV(C) hereof, in the event of any liquidation, dissolution or winding up of the corporation, the holders of the Common Stock shall be entitled to receive the assets of the corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them. A merger or consolidation of the corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the corporation (which shall not in fact result in the liquidation, dissolution or winding-up of the corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the corporation within the meaning of this Section 2.

3. Voting Rights. Except as may otherwise be provided in this Third Amended and Restated Certificate of Incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of any outstanding series of Preferred Stock pursuant to the provisions of Article IV(C) hereof) (as the same may be amended or amended and restated, the “Third Amended and Restated Certificate of Incorporation”) or by applicable law, each holder of the Voting Common Stock, as such, shall be entitled to one (1) vote for each share of Voting Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and no holder of Non-Voting Common Stock or any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all of the then outstanding shares of capital stock of the corporation entitled to vote irrespective of Section 242(b)(2) of the General Corporation Law, without the separate vote of the holders of the Common Stock as a class.

4. Automatic Conversion of Non-Voting Common Stock. Each share of Non-Voting Common Stock shall automatically be converted into one (1) share of Voting Common Stock immediately following the effectiveness of the conversion of outstanding shares of any series of Preferred Stock provided by or fixed pursuant to the provisions of Article IV(C) hereof that is, by its terms, automatically convertible into shares of Non-Voting Common Stock in connection with this corporation’s initial sale of its Voting Common Stock in a public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended, the public offering price of which is not less than $2.00 per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalization, or the like) and $20,000,000.00 in the aggregate.

C. Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to provide from time to time out of the authorized but unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. The designations, powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, if any, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all of the then outstanding shares of capital stock of the corporation entitled to vote irrespective of Section 242(b)(2) of the General Corporation Law, without the separate vote of the holders of the Preferred Stock as a class.

D. Series A Preferred Stock. The powers (including voting powers), if any, of the shares of Series A Preferred Stock and the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of Series A Preferred Stock are as set forth below in this Article IV(D).

1. Dividend Rights. Subject to the rights of the holders of any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV(C) hereof ranking senior to the Series A Preferred Stock as to the declaration or payment of any dividend (the “Dividend Senior Stock”), the holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend payable (other than in shares of Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock) on the Common Stock or on any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV(C) hereof ranking junior to the Series A Preferred Stock as to the declaration or payment of any dividend (together with the Common Stock, the “Dividend Junior Stock”), and on a pari passu basis with respect to any declaration or payment of any dividend on any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV(C) hereof ranking on parity with the Series A Preferred as to the declaration or payment of any dividend (the “Dividend Parity Stock”), at the Dividend Rate (as defined below), payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative. If the dividend to be distributed among the holders of the Series A Preferred Stock and the Dividend Parity Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire amount legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and the Dividend Parity Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this Section 1. The holders of the outstanding Series A Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote of the holders of a majority in voting power of the shares of Series A Preferred Stock then outstanding (voting separately as a single class). For purposes of this Section 1, “Dividend Rate” shall mean $0.05 per annum for each share of Series A Preferred Stock, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like. Subject to the rights of the holders of any Dividend Senior Stock, after payment of the preferential dividends to the holders of the Series A Preferred Stock as provided above and the payment of any preferential dividend with respect to the Dividend Parity Stock and after the payment of any preferential dividend with respect to the Dividend Junior Stock (other than the Common Stock), any additional dividends or distributions on the Common Stock shall be distributed among all holders of the Common Stock, Series A Preferred Stock and any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV(C) entitled to participate in such dividend or distribution, in proportion to the number of shares of Common Stock that would be held by holders of Series A Preferred Stock if all shares of Series A Preferred Stock were converted to Common Stock at the then effective Conversion Rate (as defined below).

2. Liquidation Rights.

(a) Subject to the rights of the holders of any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV(C) hereof ranking senior to the Series A Preferred Stock as to a Liquidation Event (as defined below), in the event of any Liquidation Event, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of Common Stock and any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV(C) hereof ranking junior to the Series A Preferred Stock as to a Liquidation Event, and on a pari passu basis with respect to any outstanding series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV(C) hereof ranking on parity with the Series A Preferred as to a Liquidation Event (collectively, the “Liquidation Parity Stock”), an amount per share equal to the sum of the Original Issue Price (as defined below) for Series A Preferred Stock, plus declared but unpaid dividends on such share. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series A Preferred Stock and the Liquidation Parity Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock and the Liquidation Parity Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a). For purposes of this Third Amended and Restated Certificate of Incorporation, the “Original Issue Price” of the Series A Preferred Stock shall mean $1.00 per share for each share of Series A Preferred Stock, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to Series A Preferred Stock.

(b) For purposes of this Section 2, a “Liquidation Event” shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of this corporation’s assets, (B) the consummation of the merger or consolidation of this corporation with or into another entity (except a merger or consolidation in which the holders of voting capital stock of this corporation immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of this corporation or the surviving or acquiring entity), or (C) a liquidation, dissolution or winding up of this corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s voting securities immediately prior to such transaction. The treatment of any particular transaction as a Liquidation Event may be waived by the affirmative vote of the holders of a majority in voting power of the shares of Series A Preferred Stock then outstanding (voting separately as a single class).

(c) In any Liquidation Event, if any of the Proceeds received by this corporation or its stockholders is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(A) Securities not subject to investment letter or other similar restrictions on free marketability covered by subsection (B) below:

(1) if traded on a securities exchange or through the NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of Series A Preferred Stock.

(B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in subsections (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the affirmative vote of the holders of a majority in voting power of the shares of Series A Preferred Stock then outstanding (voting separately as a single class).

(C) The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event may be superseded by any determination of such value set forth in the definitive agreements governing such Liquidation Event.

(d) In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

(A) cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B) cancel such transaction, in which event the powers (including voting powers), if any, and the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions, if any, of the holders of the Series A Preferred Stock shall revert to and be the same as such the powers (including voting powers), if any, and the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions, if any rights, existing immediately prior to the date of the first notice referred to in subsection (e) below.

(e) This corporation shall give each holder of record of Series A Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the affirmative vote of the holders of a majority in voting power of the shares of Series A Preferred Stock then outstanding (voting separately as a single class).

3. Conversion Rights. The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Voting Common Stock as is determined by dividing the Original Issue Price for the Series A Preferred Stock by the Conversion Price for the Series A Preferred Stock (the conversion rate for the Series A Preferred Stock into Voting Common Stock is referred to herein as the “Conversion Rate” for the Series A Preferred Stock), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial “Conversion Price” per share for the Series A Preferred Stock shall be the Original Issue Price for the Series A Preferred Stock; provided, however, that the Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in subsection (d) below.

(b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Voting Common Stock at the Conversion Rate then in effect for the Series A Preferred Stock immediately upon the earlier of (i) immediately prior to the consummation of this corporation’s initial sale of its Voting Common Stock in a public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended, the public offering price of which is not less than $2.00 per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like) and $20,000,000.00 in the aggregate (a “Qualified Public Offering”), or (ii) the date specified by written consent or agreement of the holders of a majority in voting power of the shares of Series A Preferred Stock then outstanding (voting separately as a single class).

(c) Mechanics of Conversion. Before any holder of Series A Preferred Stock shall be entitled to voluntarily convert the same into shares of Voting Common Stock pursuant to subsection (a) above, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Voting Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Voting Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates for shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Voting Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Voting Common Stock as of such date. If the conversion is in connection with automatic conversion provisions of subsection (b)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the consent of the holders of shares of Series A Preferred Stock approving such conversion, and the persons entitled to receive shares of Voting Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Voting Common Stock as of such date.

(d) Conversion Price Adjustments of Series A Preferred Stock for Certain Distributions, Splits and Combinations. The Conversion Price of the Series A Preferred Stock shall be subject to adjustment from time to time as follows:

(A) In the event this corporation should at any time or from time to time after the date upon which the original Third Amended and Restated Certificate of Incorporation is accepted for filing with the Secretary of State of the State of Delaware (the “Filing Date”), fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as

“Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion, exchange or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Stock shall be appropriately decreased so that the number of shares of Voting Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase of the aggregate number of shares of Common Stock outstanding and/or the number of aggregate shares of Common Stock issuable with respect to such Common Stock Equivalents, with the number of shares issuable with respect to Common Stock Equivalents determined from time to time as follows:

(1) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) of such Common Stock Equivalents shall be deemed to have been issued at the time such Common Stock Equivalents were issued.

(2) In the event of any change in the number of shares of Common Stock deliverable upon conversion, exchange or exercise of such Common Stock Equivalents, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the conversion, exchange or exercise of any such Common Stock Equivalents.

(3) Upon the termination or expiration of any such Common Stock Equivalents, the Conversion Price of the Series A Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(B) If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Preferred Stock shall be appropriately increased so that the number of shares of Voting Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(e) Other Dividend Rights. In the event this corporation shall at any time or from time to time after the Filing Date, fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution of securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options, warrants or rights not referred to in subsection (d)(A) above, then, in each such case for the purpose of this subsection (e), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Voting Common Stock into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(f) Recapitalizations. If at any time or from time to time after the Filing Date, there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in subsection (d) above and other than a Liquidation Event (which shall be subject to Section 2)), provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Voting Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of subsection (d) above with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of subsection (d) above (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(g) No Fractional Shares and Certificate as to Adjustments.

(A) No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock and the aggregate number of shares of Voting Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and the corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Voting Common Stock and the number of shares of Voting Common Stock issuable upon such conversion.

(B) Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series A Preferred Stock pursuant to this Section 3, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series A Preferred Stock at the time in effect, and (C) the number of shares of Voting Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series A Preferred Stock.

(h) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of Dividend Junior Stock for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this corporation shall mail to each holder of Series A Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(i) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Voting Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Voting Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Voting Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, this corporation shall, to the fullest extent permitted by law, take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Voting Common Stock (and, if applicable, Common Stock) to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Third Amended and Restated Certificate of Incorporation.

(j) Notices. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

(k) Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of the Series A Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the affirmative vote of the holders of a majority in voting power of the shares of Series A Preferred Stock then outstanding (voting separately as a single class). Any such waiver shall bind all present and future holders of shares of Series A Preferred Stock.

4. Voting Rights. Each holder of Series A Preferred Stock, as such, shall have the right to one (1) vote for each share of Series A Preferred Stock held by or of record by such holder on all matters on which stockholders generally are entitled to vote, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Voting Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote, together with holders of Voting Common Stock, with respect to any question upon which holders of Voting Common Stock have the right to vote.

5. Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, this corporation shall not (whether by amendment, merger, consolidation or otherwise) without first obtaining the affirmative vote of the holders of a majority in voting power of the shares of Series A Preferred Stock then outstanding (voting separately as a single class):

(a) consummate a Liquidation Event;

(b) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect them adversely;

(c) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal; or

(d) amend this corporation’s Certificate of Incorporation (other than any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock pursuant to the provisions of Article IV(C)).

6. Status of Purchased or Converted Shares of Series A Preferred Stock. If any share of Series A Preferred Stock is purchased, converted or otherwise acquired by the Corporation, in any manner whatsoever, the share of Series A Preferred Stock so acquired shall, to the fullest extent permitted by law, be retired and cancelled upon such acquisition, and shall not be reissued as a share of Series A Preferred Stock. Any share of Series A Preferred Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by law, become an authorized but unissued share of Preferred Stock undesignated as to series and may be reissued a part of a new series of Preferred Stock, subject to the conditions and restrictions set forth in this Third Amended and Restated Certificate of Incorporation or imposed by the General Corporation Law.

ARTICLE V

Except as otherwise provided in this Third Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

The number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE IX

A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE X

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Third Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) any persons to which General Corporation Law permits this corporation to provide indemnification (and advancement of expenses) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of any person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Third Amended and Restated Certificate of Incorporation this 13th day of December, 2013.

GENPREX, INC.

By:	/s/ Rodney Varner
Name: Rodney Varner
Title: Chief Executive Officer

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